JAG Media Holdings, Inc. Announces Agreement with The Investor Relations Group, Inc.

IRG to Provide U.S. Investor Relations and Public Relations Services

Mississauga, Ontario, September 11, 2009 - JAG Media Holdings, Inc. (OTCBB: JAGH) has entered into an agreement with The Investor Relations Group, Inc. (“IRG”), pursuant to which IRG will provide various investor relations and public relations services for the Company in accordance with the terms of the agreement. As of Tuesday, September 15th, all stockholders should address any inquiries directly to IRG.

“We are very excited to begin working with IRG in connection with the Company’s investor relations and public relations programs,” said Dr. Yahia Gawad, Chief Executive Officer of JAG Media. “Dian Griesel, PhD, IRG’s founder and CEO, has vast experience in the life sciences area and we are confident that her experience and the resources of IRG will be very effective in helping stockholders, media outlets and the general public alike better understand CardioGenics and the potential of its point-of-care diagnostic platform, related tests and products,” continued Gawad.

“Dr. Gawad is a proven success in developing cardiac diagnostic test products.  Over the past eighteen years, he has displayed noteworthy talent for taking products through development, regulatory approvals and commercialization.  All of us at The Investor Relations Group are honored to have been chosen to help raise the awareness of the portfolio currently being developed by Dr. Gawad and his team,” said Dian Griesel, founder and CEO of IRG.

A Current Report on Form 8-K containing further details regarding the IRG agreement will be filed by the Company and will be available on EDGAR.

About JAG Media Holdings, Inc. and its CardioGenics Subsidiaries

Through its CardioGenics subsidiaries, the Company develops technology and products targeting the immunoassay segment of the In-Vitro Diagnostic testing market. It has developed the QL Care Analyzer, a proprietary Point Of Care immuno-analyzer, which will run a number of diagnostic tests under development, the first of which will be a series of cardiovascular diagnostic tests. As part of its core proprietary technology, the Company has also developed a proprietary method for silver coating paramagnetic microspheres (a fundamental platform component of immunoassay equipment), which improve instrument sensitivity to light. The Company’s principal offices are located in Mississauga, Ontario, Canada.

Through its Pixaya subsidiaries, the Company also provides Internet-based equities research and financial information that offers its subscribers a variety of stock market research, news and analysis, including "JAG Notes", the Company's flagship early morning consolidated research product.

Contact:

The Investor Relations Group
Adam Holdsworth, 212-825-3210

or

Media Relations:
Mike Graff, 212-825-3210